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                                                                   EXHIBIT 10.11



                   MASTER PROPERTY DEVELOPMENT AND MANAGEMENT
                               SERVICES AGREEMENT

                BETWEEN WESTERN UNITED LIFE ASSURANCE COMPANY AND
                        SUMMIT PROPERTY DEVELOPMENT, INC.

         This Master Property Development and Management Services Agreement (the "Agreement") between Western United Life Assurance Company, a Washington corporation with its principal offices at 601 West First Avenue, Spokane, Washington 99201 ("Western United") and Summit Property Development, Inc., an Idaho corporation with its principal offices at 601 West First Avenue, Spokane, Washington 99201 ("Summit PD" and, together with Western United, the "Participants") (the "Agreement"), is effective this 28th day of May, 2003.

                                   WITNESSETH

         WHEREAS, Western United owns certain real properties (the "Properties," and in the singular the "Property");

         WHEREAS, Western United desires that Summit PD provide development services with regard to certain of such Properties as shall be identified by Western United pursuant to Section 3 herein (the "Property Development Services");

         WHEREAS, Western United desires that Summit PD provide management services with regard to certain of such Properties as shall be identified by Western United pursuant to Section 3 herein (the "Property Management Services"); and

         WHEREAS, Summit PD is desirous and capable of providing such Property Development Services and Property Management Services (collectively, the "Property Services") to Western United.

         NOW, THEREFORE, in consideration of the recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Western United and Summit PD hereby agree as follows:

SECTION 1. DESCRIPTION OF SERVICES

         As used in this Agreement, words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Words imparting the singular number shall include the plural numbers and vice versa, unless the context shall otherwise dictate.

                  A. Property Development Services. Summit PD shall provide Property Development Services to Western United for the development of those Western United Properties indicated by Western United pursuant to Section 3 hereinafter. The Property Development Services to be provided for each Property shall be set forth in detail in specific property development agreements and/or approved budgets, in forms to be developed by and acceptable to the parties hereto (the "Development Project Agreement"). Each Development Project Agreement shall be governed by the terms of this Agreement, unless agreed to in writing in a specific Development Project Agreement. In the event of discrepancies between this Agreement and a Development Project Agreement, the terms of this Agreement shall prevail.


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                  B. Property Management Services. Summit PD shall provide
Property Management Services to Western United for the management of those Western United Properties indicated by Western United pursuant to Section 3 hereinafter. The Property Management Services to be provided for each Property shall be set forth in detail in specific property management agreements and/or approved budgets in forms to be developed by and acceptable to the parties hereto (the "Management Project Agreements," and together with the Development Project Agreements, the "Services Agreements"). Each Management Project Agreement shall be governed by the terms of this Agreement, unless agreed to in writing in a specific Management Project Agreement. In the event of discrepancies between this Agreement and a Management Project Agreement, the terms of this Agreement will prevail.

SECTION 2. COMPENSATION

                  A. Property Development Services and Property Management Services Fees. Each month, Western United shall pay a fee for performance of the Property Development Services, (the "Development Fee") and a fee for performance of the Property Management Services, (the "Management Fee," and collectively with the Development Fee, the "Property Services Fee"), in an amount equal to Summit PD's actual monthly payroll attributable to the Property Services provided pursuant to each Development Project Agreement and each Management Project Agreement. For the purposes of this paragraph, actual payroll shall be the amount of wages, salaries and bonuses Summit PD pays to its professional employees for services related to Development Project Agreements and Management Project Agreements. Burden rate shall include the cost of payroll taxes, insurance premiums, sick leave, vacation, short- or long-term disability, professional licenses, continuing education, commissions, and professional equipment and/or supplies. Pursuant to chapters 48.05 and 48.31B RCW, Summit PD shall keep full and adequate accounts and records, and shall ensure all Property Development Fees are fair and reasonable.

                           (i) The books, accounts, and records of the Services
                  shall be so maintained as to clearly and accurately disclose the nature and details of the Property Development Services and Property Management Services, including such accounting information as is necessary to support the reasonableness of the charges or Fees to Western United.

                  B. Reimbursement of Expenses. In addition to the Property Services Fees owed to Summit PD by Western United for the Property Services, Western United shall reimburse Summit PD for any direct expenses related to Property Development Services (the "Development Expenses") and Property Management Services (the "Management Expenses," and together with Development Expenses, the "Property Services Expenses"). Property Services Expenses shall be those necessary costs and charges incurred and paid for by Summit PD as a result of Summit PD performing the Property Services. Expenses shall include, but not be limited to, the direct costs of transportation, meals, lodging, postage, equipment, supplies, word processing, printing, telecommunications, premiums for insurance (as required under Section 7 of this Agreement), laboratory tests and any outside services subcontracted for by Summit PD directly related to the performance of Property Services.



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                  C. Payment. Summit PD shall submit to Western United a monthly invoice (the "Invoice") for the Property Services Fees and Property Services Expenses, along with documentation, in a form acceptable to Western United, supporting the Invoice. Provided the Invoice is received by Western United on or before the tenth (10th) day of the month following the month covered by the Invoice, Western United shall make payment to Summit PD not later than ten (10) business days after receiving such Invoice. In the event the Invoice is received by Western United later than the date fixed above, payment shall be made by Western United to Summit PD not later than twenty (20) business days after Western United receives the Invoice.

                  D. Maximum Expenses Without Authority. Notwithstanding any other provision contained in this Agreement or in any Services Agreement, Western United shall not be required to pay any Property Services Expenses which exceed the approved project budget by Five Thousand Dollars ($5,000.00) or more for any single item, unless Summit PD receives prior written authorization for such expenditures from Western United. If prior written authorization for any such expenditure is not obtained from Western United by Summit PD, Western United may, at its discretion, approve and pay any such amounts as are fair and reasonable subsequent to the expenditure having been made.

SECTION 3. WESTERN UNITED'S OBLIGATIONS

                  A. Identification of Properties; information. Western United will from time to time identify Properties for which Western United determines that it desires Summit PD to perform Property Development Services and/or Property Management Services. Both Western United and Summit PD will maintain a current list of all such Properties which are the subject of this Agreement. Furthermore, Western United shall provide Summit PD with full information regarding requirements for the Property Development Services including, but not limited to, Western United's design objectives, constraints, and criteria for the development of its Properties. Western United shall provide Summit PD with full information regarding requirements for the Property Management Services, including, but not limited to, Western United's management principles and policies for both physical maintenance of Properties and financial administration related thereto.

                  B. Authorized Representative. Western United shall designate, and make such designation known to Summit PD, a representative authorized to act on Western United's behalf with respect to the Property Services. Western United may designate new or additional authorized representatives at any time by written notice to Summit PD. Western United, through such authorized representatives, shall render decisions with regard to Property Services in a timely manner.

                  C. Western United's Actions. Western United shall be able to take any action or actions Western United believes are necessary to properly develop and manage Western United's Properties. To the extent Western United's actions impact Summit PD's ability to provide the Property Services, Western United shall keep Summit PD apprised of such actions. To the extent Western United's actions increase, reduce, modify, or otherwise affect the Property Services provided by Summit PD, Western United shall notify Summit PD in advance of initiating such actions.



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SECTION 4. Summit PD's Obligations

                  A. Undertakings. Summit PD shall, in compliance with the terms of this Agreement and applicable Services Agreements:

                           (i) Develop, operate and maintain the Properties
                  within reasonable tolerance of the Property Expenses category subtotals contained in the Services Agreements.

                           (ii) Purchase all materials, equipment, tools,
                  appliances, supplies, and services, subject to Section 2(D) of this Agreement, necessary for the proper development, maintenance, and repair of the Properties, as stipulated by Western United in the applicable Services Agreements.

                  B. Designation of Manager. The Property Services shall be managed on behalf of Summit PD by an individual or individuals designated by Summit PD (the "Manager") and shall be performed by the Manager and by such other employees of Summit PD as may reasonably be required from time to time for the performance of Summit PD's obligations pursuant to this Agreement. Summit PD shall make such designation known to Western United. In the event the person designated by Summit PD as Manager shall be replaced by Summit PD, Summit PD shall provide Western United with notice of such change no later than five (5) business days after such change.

                  C. Best Efforts. Summit PD shall use its best efforts to provide the Property Services. Summit PD shall diligently work to complete, to the extent reasonably possible, the Property Services within the time frame set forth by Western United.

                  D. Confidentiality. Summit PD acknowledges that any information provided by Western United, or any information Summit PD acquired regarding Western United, the Properties, and Western United's intentions and plans with regard to such properties, during the performance of the Property Services, shall be deemed confidential. Summit PD shall not divulge or disseminate such confidential information to any other person and shall use such confidential information only for the purposes of performing the Property Services. Should this Agreement terminate for any reason, Summit PD shall promptly return all information acquired as a result of this Agreement to Western United. Summit PD shall indemnify and hold Western United harmless for any damages resulting from a breach by Summit PD of this confidentiality provision. Summit PD's obligations contained in this confidentiality provision shall survive termination of this Agreement.



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                  E. Summit PD's Status and Authority. Summit PD, with regard to this Agreement, is and shall be considered an independent contractor for all purposes. Summit PD is neither authorized to execute contracts on behalf of Western United nor to commit Western United to the expenditure of money, other than as provided for in Section 2(B) of this Agreement. Summit PD shall at all times conduct itself and identify itself and its relationship with Western
United in an accurate manner, including the existence of separate legal entities, the existence of an independent contractor relationship, and the existence of limitations of Summit PD's authority, as contained in this Agreement. Summit PD holds, and will hold during the term of this Agreement, all material licenses, certificates, and permits from all governmental authorities necessary for the conduct of its business. Summit PD has the full power and authority to execute, deliver, perform, and enter into and consummate all transactions contemplated by this Agreement.

                  F. Compliance with Government Orders. Summit PD shall take such actions as may be necessary to comply promptly with any and all governmental orders or other requirements affecting Property Management Services or Property Development Services, whether imposed by federal, state, county, or municipal authority. Summit PD shall notify Western United in writing of all notices of such orders or other requirements within three business days after Summit PD's receipt thereof.

                  G. Personnel Policies and Staffing. All hiring by Summit PD for the performance of its obligations under this Agreement will conform with all federal, state, and local laws pertaining to equal opportunity. Decisions regarding personnel policies and conditions of employment shall be made by Summit PD, who shall hire any necessary personnel associated with its conduct of Property Services. Summit PD shall ensure that all on-site personnel receive adequate training to enable them to perform their duties. Summit PD has full responsibility to oversee the day-to-day conduct of the Property Services and to ensure compliance with the terms of this Agreement and with applicable Services Agreements.

                  H. Accounting and Financial Management. Summit PD shall implement an accounting and management system to keep full and adequate accounts and records including, but not limited to, the following:

                           1. Summit PD shall adopt procedures and maintain a
                  system of records and accounts with regard to its obligations under this Agreement which conform with generally accepted accounting principles and to the standards set forth in RCW 48.31B.030(1)(a)(iii) and (iv).

                           2. All rental payments related to Property Management
                  Services shall be recorded on a schedule that shows a complete breakdown of every payment record. The schedule shall be attached to an Income Statement that shows total amounts for payments related to Property Management Services. The statement will also show, as applicable, a tenant's address, lot number, name, rent amount, other costs paid, next rent due date, amount collected, and tenant's balance due.



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                           3. Summit PD shall pay all approved invoices on a
                  timely basis, within the availability of funds, and will take advantage, as appropriate, of all discounts for timely payment.

                           4. In addition to payment of wages, Summit PD shall
                  file all required federal, state, and local reports relating to employee compensation including, but not limited to, reports related to employment taxes and worker's and unemployment compensation and records concerning vacation and sick leave.

SECTION 5. TERMINATION

                  A. Termination for Cause. This Agreement may be terminated by either party in the event that the other party hereto has breached a material term of this Agreement or failed to substantially perform in accordance with the terms and conditions contained herein and has also failed to cure or take reasonable steps to cure such breach or failure within thirty (30) days of written notice from the other party of the breach or failure. Termination shall be in addition to any other rights or remedies available to either Western United or Summit PD at law or equity.

                  B. Termination Due to Financial Status. Either party may terminate this Agreement should the other party; (i) admit in writing its inability to pay its debts; (ii) make a general assignment for the benefit of creditors; (iii) suffer a decree or order appointing a receiver or trustee for it; (iv) suffer proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors to be instituted by or against it; or
(v) suffer any judgment, writ of attachment, or execution or any similar process.

                  C. Termination Without Cause. Western United may terminate this Agreement at Western United's discretion on ninety (90) days written notice to Summit PD. In the event of such termination, Summit PD shall be paid any earned Property Services Fees and fair and unpaid Property Services Expenses. Summit PD may terminate this Agreement at Summit PD's discretion upon sixty (60) days prior written notice to Western United. Should Summit PD choose to terminate this Agreement, Summit PD shall use its best efforts to fulfill all outstanding Property Services Agreement obligations which it may have.

SECTION 6. INDEMNIFICATION

                  A. Summit PD's Indemnification. To the fullest extent permitted by law, Summit PD shall defend, indemnify, and hold harmless Western United and Western United's officers, directors, employees, agents, and representatives, from and against any claims, losses, costs, damages, expenses, liabilities, judgments, or awards caused by, arising from or made in connection with Summit PD's performance of or failure to perform the Property Services. This indemnification shall not apply to any claims, losses, costs, damages, expenses, liabilities, judgments or awards caused by, arising from, or made in connection with Western United's negligence.



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                  B. Western United's Indemnification. To the fullest extent permitted by law, Western United shall defend, indemnify, and hold harmless Summit PD and Summit PD's officers, directors, employees, agents, and representatives, from and against any claims, losses, costs, damages, expenses, liabilities, judgments or awards causes by, arising from or made in conjunction with Western United's negligence.

                  C. Proportionate Negligence. In the event of contributory negligence by Western United or Summit PD with regard to any claim made by a party under the provisions of Section 4(A) or 4(B), the indemnification obligations contained herein shall be limited to an amount proportionate to each party's contributory negligence.

SECTION 7. INSURANCE

         Summit PD shall obtain policies of insurance in the amounts listed below. Summit PD shall cause Western United to be named as an additional insured on such policies. Summit PD shall provide Western United with certificates of insurance upon execution of this Agreement and as necessary thereafter to demonstrate compliance with this paragraph.

         -    Workers' compensation (as required by applicable state law);

         - Employer's or Stop-Gap Liability ($1,000,000 per occurrence or event);

         - Commercial General Liability (Bodily Injury $1,000,000 per person; property Damage $1,000,000 per occurrence or event and including contractual liability applicable to Summit PD's obligations under this Agreement); and

         - Automobile Liability (covering owned, non-owned, hired and borrowed vehicles with limits for Bodily Injury of $1,000,000 per person; property Damage of $1,000,000 per occurrence or event).

         Western United may require that Summit PD carry higher limits and additional coverages for any particular Management Project Agreement(s) or Development Project Agreement subject to this Agreement. In such event, the added cost of coverage shall be a Property Services Expense, subject to pre-approval in writing by Western United, pursuant to Section 2(B) of this Agreement. Summit PD shall investigate and furnish Western United with full reports as to all accidents, claims and potential claims for damage relating to the Properties, and will cooperate with Western United's insurers in connection therewith.

SECTION 8. MISCELLANEOUS

                  A. Governing Law. This Agreement shall be governed by the laws of the state of Washington.

                  B. Mediation. Should any controversy or claim between Western United and Summit PD arise out of or relate to this Agreement, the parties hereto shall meet and, using best efforts, attempt to resolve such controversy or claim. Should such good-faith efforts fail to resolve the controversy or claim, such controversy or claim shall be decided by arbitration, pursuant to the Construction Industry Arbitration Rules. Notice to a party of the other party's demand for arbitration shall be made in writing by the demanding party. The location of the arbitration proceeding shall be Spokane, Washington. Any monetary award or order made by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.



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                  C. Assignment. Summit PD shall not assign or transfer any
interest in this Agreement without the prior written consent of Western United.

                  D. Headings. The headings of paragraphs in this Agreement are for reference and convenience only and shall not modify or affect the rights and obligations of any party, as created by this Agreement.

                  E. Entire Agreement. This Agreement represents the entire and integrated Agreement between Western United and Summit PD and supersedes all prior negotiations, representations, or agreements, either written or oral. This Agreement may be amended or modified only by written document signed by authorized representatives of both Western United and Summit PD.

                  F. Severability. If any provision of this Agreement is deemed to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected thereby, and such provision shall be construed so as to effectuate the purposes of this Agreement, to the greatest extent possible.

                  G. Third-Party Beneficiary. Nothing contained in this Agreement shall be deemed or construed as giving any third party any claim or right of action against Western United or Summit PD.

                  H. Notices. Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed delivered when: (i) personally delivered, one day following deposit with an overnight courier service; (ii) when sent by facsimile with receipt confirmed by telephone; or (iii) on the third day following deposit with the United States Mail, return receipt requested, when such notice is sent certified to the following addresses.

                  IF TO WESTERN UNITED:
                  Western United Life Assurance Company
                  Attn: President
                  601 West First Avenue
                  Spokane, WA  99201
                  Telephone:  (509) 227-7500
                  Facsimile:  (509) 835-2759
                  With a copy to Western United's Secretary



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                  IF TO SUMMIT PD:
                  Summit Property Development, Inc.
                  Attn:  President
                  601 West First Avenue
                  Spokane, WA  99201
                  Telephone:  (509) 838-3111
                  Facsimile:  (509) 624-8582
                  With a copy to Summit PD's Secretary

                  I. This Agreement may be executed in several counterparts, each of which shall constitute a complete original Agreement, which may be introduced in evidence or used for any other purpose without production of any of the other counterparts.



WESTERN UNITED LIFE ASSURANCE COMPANY


/s/ John Van Englen
--------------------------------------------
By:      John Van Engelen
         President


SUMMIT PROPERTY DEVELOPMENT, INC.


/s/ Tom Turner
--------------------------------------------
By:      Tom Turner
         President



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